Exhibit 21.1
MCAFEE, INC.
Direct Subsidiaries at December 31, 2010
Foreign and Domestic
CoreKT Security Systems, Inc.
Endeavor Security LLC
Entercept Security Technologies Europe Ltd.
Internet Safety LLC
Inversiones NAI Guatemala, S.A.
McAfee A.G.
McAfee Consolidated, Inc.
McAfee (Hong Kong) Limited
McAfee Russia LLC
McAfee Security LLC
McAfee Software de Mexico, S.A. de C.V.
McAfee, S.r.l.
McAfee UK Limited
McAfee.com Limited
MX Logic LLC
MyCIO.com, Inc.
NAI International Holdings Corp.
Network Associates Holding Company, Inc.
Preventsys, Inc.
Reconnex LLC
SA Internet Services, Inc.
SafeBoot LLC
ScanAlert LLC
Secure Computing LLC
Solidcore Systems, LLC
TD Security LLC
Wireless Security Corporation